Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information:
Ronald L. Thigpen	John Marsh
Executive Vice President and COO	President
Southeastern Bank Financial Corp.	Marsh Communications LLC
706-481-1014	770-458-7553

Southeastern Bank Financial Corp. Revises
First Quarter 2009 Earnings

AUGUSTA, Ga., May 11, 2009 – Southeastern Bank Financial Corp. (OTCBB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T) and Southern Bank & Trust (SB&T), announced today that it has revised its financial statements for the quarter ended March 31, 2009, which were previously released on April 24, 2009, to reflect the impact from the closure of Silverton Bank, N.A., by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation on May 1, 2009.

Known as a “bankers’ bank” or correspondent bank, Silverton Bank provided credit and deposit services to more than 1,500 banks nationwide. Southeastern Bank Financial Corp. held approximately $1.0 million worth of stock and Trust Preferred Securities in Silverton Financial Services, Inc., the holding company of Silverton Bank, prior to the bank’s failure.

“We decided it was necessary to revise our first-quarter financial results in order to comply with generally accepted accounting standards and continue our long-held conservative approach to accounting practices,” said R. Daniel Blanton, president and chief executive officer. “Although we were hopeful that Silverton’s recent capital raising activities would be successful, our budget for the remainder of 2009 anticipates a deepening economic recession, and the related fallout, including the possible failure of Silverton Bank.  The actual loss has minimal impact on our overall financial health. We are still profitable, and our capital ratios remain strong.”

The company’s revised financial statements for the quarter ended March 31, 2009, reflect a loss of $163,981 in investment securities, compared to a gain of $743,900 reported previously. This reduced net income for the first quarter to $56,124 from $685,759 as previously reported. Diluted earnings per share were revised to $0.01 compared to $0.11.

The company will file its Form 10-Q for the quarter ended March 31, 2009 today, reflecting these revised consolidated financial statements.

About Southeastern Bank Financial Corp.
Southeastern Bank Financial Corp. is the $1.5 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T) and Southern Bank & Trust (SB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices and offices in Athens, Ga., and Greenville, S.C. SB&T is a federally chartered thrift serving the Aiken County, S.C., market, with three full-service offices. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol SBFC. For more information, please visit the company’s Web site, www.georgiabankandtrust.com.

Safe Harbor Statement – Forward-Looking Statements
Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of  geographic areas;  the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

###